EXHIBIT 10.1

January 13, 2004

Donald L Smith, Jr.

Chairman, President and CEO

Devcon International Corp.

1350 E. Newport Center Drive, Ste. 201

Deerfield Beach, FL 33442

Re: Retirement Program

Dear Don:

The purpose of this letter is to document my retirement program, as approved by the Compensation Committee of the Board of Directors and to agree on certain modifications in the event of early termination of my employment due to death, disability or other factors;

The Retirement Program as approved by the Compensation Committee (the “Basic Program”) is attached and made a part of this letter agreement. Modification to the Basic Program in the event of various types of termination of my employment are set forth below:

1.	If termination due to disability or by the Company prior to December 31, 2004, all provisions of the Basic Program will be maintained,

2.	If terminated by me prior to December 31, 2004, salary and health insurance shall cease as of the termination date; all other provisions of the Basic Program including current salary amount for the calendar year 2005 shall be maintained.

3.	If termination due to death prior to December 31, 2005, all provisions of the Basic program will be null and void except that salary payments due through December 31, 2005 shall be paid to my spouse at the annual rate of $190,000 for 2004 and $140,000 for 2005.

Please sign below signifying your agreement with the terms of this letter.

Very truly yours,

/s/ Richard L. Hornsby
Richard L. Hornsby
Executive Vice President
Attachment

AGREED:

/s/ Donald L. Smith, Jr.
Donald L. Smith, Jr.
Chairman and President

1350 E. NEWPORT CENTER DRIVE, STE. 201, DEERFIELD BEACH, FL 33442

(954) 429-1500/TELEFAX (954) 429-1506

Richard Hornsby Retirement Program

This memo summarizes the retirement program approved by the Compensation Committee on December 23, 2003:

Rick’s retirement date will be December 31, 2004 after which time he will be retained as a consultant as outlined below.

Retirement Program

1.	His then current salary (in the current approximate amount of $190,000 per year) will be continued for calendar year 2005. During 2005 he will provide consulting services (as per the consulting program outlined below) of up to 350 hours, without additional compensation.

2.	Health insurance coverage will be terminated December 31,2004.

3.	Retirement pay of $32,000 per year, payable monthly, to commence January 1, 2006 and terminate at death.

4.	He will continue the use of the vehicle leased and insured by the company through the end of the lease period (Feb 2006). At the conclusion of the lease he will be paid $30,000.

Consulting Program

1.	Consulting duties shall include maintaining relationships with key Antigua government officials and businessmen, assistance in the development and monitoring of new business ventures and other projects as directed by the Chairman and the Executive Committee (Management).

2.	The consulting services will commence on January 1, 2006 and will be contracted for on a year to year basis as deemed appropriate by Devcon’s management Compensation will be $50,000 per year, payable monthly, with the understanding that any time spent in excess of 350 hours per year. will be billed at $150 per hour.

Devcon Hornsby Retirement